EXHIBIT 99.1

[LOGO OF PECO II]
News Release

For Immediate Release

Contact:
Matthew P. Smith
Chairman
Tel: 419-468-7600

Nasdaq notifies PECO II of non-compliance
with certain continued listing requirements

GALION, Ohio – December 12, 2002 – PECO II, Inc. (Nasdaq: PIII) announced today that it has been notified by The Nasdaq Stock Market, Inc. (Nasdaq) that the Company’s common shares have not met the minimum bid price requirements for continued listing as set forth in Marketplace Rule 4450(a)(5) and that its securities are subject to delisting from the Nasdaq National Market. The Company received the notice because its common shares have closed below $1.00 per share for 30 consecutive trading days.

The Company has 90 days, or until March 11, 2003, to regain compliance. If, at any time before that date the closing bid price is $1.00 or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that the Company complies with the Rule. If compliance cannot be demonstrated, Nasdaq will provide written notification that the Company is no longer in compliance with requirements for inclusion in the Nasdaq National Market.

The Company is evaluating various alternatives if its closing price does not meet the Nasdaq National Market minimum bid price requirement within the grace period. These include appealing the determination to a Listing Qualifications Panel, or applying for listing on The Nasdaq SmallCap Market. If that application is approved, the Company would have 180 days from the date of the original notification, or until June 9, 2003, to regain compliance. If it then meets certain listing criteria, the Company may also be eligible for an additional 180-day grace period.

There can be no assurance that any transfer application would be accepted or that an appeal to the Listing Qualifications Panel would be successful. If PECO II’s shares cease to be listed on the Nasdaq National Market or SmallCap Market, the Company believes that an alternative trading venue will be available.

About PECO II, Inc.

PECO II, Inc., headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. The Company generated revenues of $106.7 million in 2001. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in the Company’s principal customers’ businesses; the rate of growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; the Company’s ability to satisfy Nasdaq’s continued listing requirements and remain listed on Nasdaq; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.